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                                                                    EXHIBIT 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 12, 1998, which appears on page a-10 of the 1997 Annual Report to Shareholders of Illinois Power Company, which is incorporated by reference in Illinois Power Company's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 27 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.



  /s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
St. Louis, Missouri
January 22, 1999